                                                                    Exhibit 2.01

                            ARTICLES OF INCORPORATION

                                       OF

                         BROOKE FINANCIAL SERVICES INC.


          I, THE UNDERSIGNED incorporator, forms and establishes a corporation for profit under the laws of the State of Kansas.


                                    ARTICLE I

          The name of this corporation is BROOKE FINANCIAL SERVICES, INC.


                                   ARTICLE II

          The registered office of the corporation in the state of Kansas, County of Smith, is at 133 South Main, Smith Center, Kansas 66967. The resident agent at that address is Robert D. Orr.

                                   ARTICLE III

          This corporation is organized for profit and the nature of its business or purposes to be conducted or promoted is:

          1. To engage in the business of purchasing, acquiring, soliciting, selling, negotiating and otherwise dealing in the business of insurance through the use of agents employed by said corporation, which agents are lawfully licensed and authorized to transact insurance business within the state of Kansas;

          2. To engage in any lawful conduct or activity for which corporations may be organized under the Kansas Corporation Code.


                                   ARTICLE IV

          This corporation is authorized to issue One Million (1,000,000) shares of common stock at One Dollar ($1.00) par value.

                                    ARTICLE V

          The power to adopt, repeal and amend the bylaws of this corporation shall reside in the Board of Directors of this corporation.

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                                   ARTICLE VI

          The stockholders of this corporation shall not be personally liable for the payment of the corporations' debts, except as they may be liable for the reason of their own conduct or acts.

                                   ARTICLE VII

          The name and mailing address of the incorporator is as follows:

          Robert D. Orr
          RR 1 Box 9
          Smith Center, Ks 66967

                                  ARTICLE VIII

          The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation, and the name and mailing address of each person who is to serve as director until the first annual meeting of stockholders or until a successor is elected and qualified is as follows:

          Robert D. Orr
          RR 1 Box 9
          Smith Center, Ks 66967

                                   ARTICLE IX

          The term for which this corporation is to exist is perpetual.



          IN TESTIMONY WHEREOF, I have hereunto set my name this 17th day of January, 1986.



                                     /s/ Robert D. Orr
                                  ------------------------------------------
                                  Robert D. Orr

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STATE OF KANSAS                     )
                                    )       ss:
COUNTY OF SMITH                     )


                  Personally appeared before me, a Notary Public, in and for said County and said State, the above named, who is personally known to me to be the same person who executed the foregoing instrument in writing, and duly acknowledged the execution of the same.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 17th day of January, 1986


                                     /s/ John E. Ballhorst
                                  ------------------------------------------
                                  Notary Public



My Appointment Expires:

May 1, 1989